EXHIBIT 99.1

MGP Ingredients, Inc. Announces Results for First Quarter of Transition Period

Highlights

  Q1 sales up 34% vs. year ago led by food grade alcohol
  Q1 diluted loss of $0.31 per share vs. fiscal 2011 Q1 income of $0.28 per share driven mainly by unrealized, non-cash losses of $5.0 million from hedge valuation adjustments
  Distillery sales up 42% to $60.5 million
  Higher corn costs and flood-related transportation expenses impact distillery gross profits vs. year ago
  Ingredients segment sees significant profit improvement vs. each of prior two quarters
  Company aims to expand premium beverage alcohol sales with pending purchase of LDI distillery

ATCHISON, Kan., Nov. 9, 2011 (GLOBE NEWSWIRE) -- MGP Ingredients, Inc. (Nasdaq:MGPI) today announced operating results for the quarter ended Sept. 30, 2011. The company reported a net loss of $5,509,000, or $0.31 in diluted loss per share, for the quarter. This compares with net income of $5,002,000, or $0.28 in diluted earnings per share, for the first quarter of fiscal 2011. Loss from operations for the current quarter was $2,577,000 compared with income from operations of $3,565,000 in the first quarter a year ago. The current quarter's results reflected higher costs for raw materials, unrealized losses from hedging activities and temporary increases in transportation costs from localized flooding, among other things. Pre-tax income for the quarter also included a loss of $2,830,000 from joint venture operations compared with income from joint venture operations of $1,589,000 a year ago. Total sales in the quarter were $76,138,000, a 34 percent increase above sales of $56,978,000 for the same period one year ago. The increase was principally due to higher sales of food grade alcohol.

"We continue to experience some of the same issues we faced in our fourth quarter of fiscal 2011, including higher raw material costs and non-cash losses on some of our open derivative commodity contracts used in our margin management process," said Tim Newkirk, president and chief executive officer. "However, we achieved a significant improvement in our two major operating segments over the past three months where the combined income before taxes was $1.97 million compared to a combined loss before taxes of $3.8 million in last year's fourth quarter. We recognize that this is well below our potential, especially in the distillery segment. Profitability in this segment is very much volume sensitive. While our quarterly distillery sales are reaching new levels since the company virtually exited the fuel grade alcohol business over two years ago, the way to bring more dollars to the bottom line is with higher throughput at both our Atchison facility and our ICP joint venture. The incremental volumes we are targeting in the months ahead should have a positive impact on gross profits.

"Our primary goal for the ingredients segment has been to improve profit margins. Following three quarters of sub-par performance, we succeeded in getting pre-tax margins back on a sound footing in the first quarter. However, this is only a starting point for this segment as we continue working to accelerate the sales and optimize the manufacturing of our specialty starches and proteins. We also expect to benefit from new pricing on certain products that will take effect on January 1, 2012."

Newkirk added, "Growing our sales into the consumer packaged goods market is our number one priority. We are on the verge of greatly increasing our presence in distilled beverages, specifically bourbon and rye whiskey, with the pending acquisition of Lawrenceburg Distillers Indiana. Our integration teams are making significant progress in planning to transition the existing production facilities and their customers as we target completion of this exciting acquisition sometime early in 2012."

Distillery Products Segment

  Distillery products sales for the first quarter were $60.5 million, an increase of 42 percent compared to the prior year's first quarter. The majority of this increase was attributable to a $13.1 million, or 36 percent, rise in sales of food grade alcohol, driven by per unit pricing gains of almost 26 percent and unit volume increases of approximately 8 percent. Another factor contributing to segment revenue gains during the quarter was a $4.9 million improvement in sales of co-products.
  The distillery products segment reported pre-tax operating income of $379,000 in the first quarter compared to pre-tax operating income of $8.1 million during the first quarter a year ago. Despite higher unit volumes and per unit pricing of food grade alcohol, pre-tax margins were severely impacted by an 81.7 percent increase in the per-bushel cost of corn versus a year ago. Also negatively impacting the cost of goods sold were losses on open derivative commodity contracts and higher transportation costs related to temporary flooding in Atchison, Kansas, during the quarter.
  Effective July 1, 2011, the company elected to restart the use of hedge accounting for qualifying derivative contracts entered into on and after that date. Open contracts entered into prior to July 1, 2011, will continue to be marked to market through earnings and will wind down by March 2012. The use of hedge accounting is expected to mitigate a portion of the earnings volatility experienced over the past few years. The initial evidence of this change was evidenced in the quarter as $3.6 million of unrealized losses were recorded in other comprehensive loss, and not included in current period net income.

Ingredient Solutions Segment

  Total ingredient segment sales for the first quarter were $15.4 million, an increase of almost 10 percent compared to the prior year's first quarter. Sales of specialty starches, including Fibersym® RW resistant wheat starch, improved by approximately 22 percent on higher unit volume and per unit pricing. Sales of specialty proteins declined by approximately 6 percent.
  Pre-tax operating income for the ingredient solutions segment was $1.6 million, an increase of 12 percent compared to a year ago. Segment profit margins saw a slight increase over year ago results due mainly to improvement in the average sales price, improved sales mix and lower natural gas prices. Offsetting factors included higher flour costs, which increased approximately 41 percent per bushel compared to the same period a year ago. Pre-tax profitability in the first quarter showed a significant improvement from pretax income of $100,000 and a pre-tax loss of $136,000 in the most recent fiscal year's third and fourth quarters, respectively.

Other Segment

  Sales in the other segment for the first quarter were approximately $187,000, a decrease of approximately 52 percent compared to a year ago. The company reported a pre-tax operating loss of $112,000 compared to a pre-tax loss of $20,000 in the prior year's first quarter. The decline in both sales and pre-tax profits was primarily due to lower unit sales of the company's plant-based biopolymers and resins.

Setting a Foundation for Profit Growth

Newkirk concluded, "We've put the critical components in place that qualify MGPI to be a bigger supplier to the consumer packaged goods industry. Specifically, we added key personnel, many of whom have come from the very industries and customers we seek to do more business with. Our manufacturing capacity has grown by over 30 percent since commissioning our ICP joint venture, with the prospect of another quantum increase following the completion of the previously announced LDI acquisition. Our supply chain savings continue to grow as we become more integrated with our customers and suppliers. In total, these efforts will allow us to grow revenues without a corresponding increase in fixed costs. This will be key to our ability to consistently generate higher profitability."

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of value–added, grain-based starches, proteins and food grade alcohol products for the branded packaged goods industry. The company has facilities in Atchison, Kan., and Onaga, Kan. that are equipped with the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as "intend," "plan", "believe," "estimate," "expect," "anticipate," "hopeful," "should," "may," "will", "could", "encouraged", "opportunities", "potential" and/or the negatives of these terms or variations of them or similar terminology. They reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility, (ii) the availability and cost of grain and fluctuations in energy costs, (iii) the effectiveness of our hedging strategy, (iv) our ability to close the prospective acquisition of Lawrenceburg Distillers Indiana, LLC and to integrate the acquired operations into our own, (v) the competitive environment and related market conditions, (vi) the ability to effectively pass raw material price increases on to customers, (vii) the ability to effectively operate the Illinois Corn Processing, LLC ("ICP") joint venture, (viii) our ability to maintain compliance with all applicable loan agreement covenants, (ix) our ability to realize operating efficiencies, (x) and actions of governments. For further information on these and other risks and uncertainties that may affect the company's business, see Item 1A. Risk Factors in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2011 and Item 1A, Risk Factors in Part II of the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.

MGP INGREDIENTS, INC.

CONSOLIDATED STATEMENTS OF INCOME
(unaudited)	Quarter Ended

(Dollars in thousands, except per share)	Sept. 30, 2011	Sept. 30, 2010
Net Sales	$ 76,138	$ 56,978
Cost of Sales	73,347	46,624
Gross Profit	$ 2,791	$ 10,354

Selling, General and Administrative Expenses	5,074	6,227
Other operating costs	294	562
Income (loss) from Operations	$ (2,577)	$ 3,565

Other Income, Net	46	3
Interest Expense	(114)	(125)
Equity in earnings(loss) of joint ventures	(2,830)	1,589
Income Before Income Taxes	$ (5,475)	$ 5,032

Provision for Income Taxes	34	30
Net Income	$ (5,509)	$ 5,002

Other Comprehensive Income, net of tax	(3,520)	28
Comprehensive Income	$ (9,029)	$ 5,030

Basic Earnings Per Common Share	$ (0.31)	$ 0.28
Diluted Earnings Per Common Share	$ (0.31)	$ 0.28

Weighted average shares outstanding – Basic	16,847,100	16,675,744
Weighted average shares outstanding – Diluted	16,847,100	16,696,246

CONSOLIDATED BALANCE SHEET (UNAUDITED)
(Dollars in thousands)	Sept. 30, 2011	June 30, 2011	(Dollars in thousands)	Sept. 30, 2011	June 30, 2011
ASSETS			LIABILITIES AND STOCKHOLDERS' EQUITY
Current Assets:			Current Liabilities:
Cash and cash equivalents	$ 986	$ 7,603	Current maturities on long-term debt	$ 1,657	$ 1,705
Restricted cash	8,168	1,028	Revolving credit facility	12,870	4,658
Receivables	31,013	27,844	Accounts payable	16,029	18,052
Inventory	18,987	17,079	Accounts payable to affiliate, net	4,620	6,166
Prepaid expenses	1,106	1,201	Accrued expenses	4,916	4,399
Deposits	26	595	Derivative Liabilities	8,694	2,852
Deferred income taxes	2,575	3,740	Total Current Liabilities	$ 48,786	$ 37,832
Refundable income taxes	525	525	Other Liabilities:
Derivative Assets	385	598	Long-term debt, less current maturities	7,276	7,702
Total Current Assets	$ 63,771	$ 60,213	Deferred credit	4,346	4,498
			Accrued retirement, health and life insurance benefits	6,617	6,498
Property and equipment, at cost	166,323	165,365	Other non-current liabilities	811	1,015
Less accumulated depreciation	(104,434)	(102,115)	Noncurrent Deferred income taxes	2,575	3,740
Net property, plant and equipment	$ 61,889	$ 63,250	Total Liabilities	$ 70,411	$ 61,285

Investment in joint ventures	9,718	12,575	Stockholders' Equity	65,355	75,198
Other assets	388	445
TOTAL ASSETS	$ 135,766	$ 136,483	TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 135,766	$ 136,483

Capital Structure
Net Investment in:
Cash and cash equivalents	$ 986	$ 7,603
			Financed By:
Working capital	$ 14,985	$ 22,381	Long-term debt*	$ 7,276	$ 7,702
Property, plant and equipment	61,889	63,250	Deferred liabilities	14,349	15,751
Other non-current assets	10,106	13,020	Stockholders' equity	65,355	75,198
Total	$ 86,980	$ 98,651	Total	$ 86,980	$ 98,651

*Excludes short-term portion. Short-term portion is included within working capital.
CONTACT: Marta Myers, 913-367-1480